EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements Nos. 33-29024, 33-3908, 33-35922, 33-44593, 33-39596, 33-39596-01, 33-47085,
33-50639, 33-61029, 33-61029-01 on Form S-3; No. 333-01947 on Form S-4; and Nos.
33-2-84145, 33-35922, 33-47500, 33-49053, and 333-01953 on Form S-8 of General
Electric Company of our report dated February 7, 1997, relating to the consolidated financial position of General Electric Company and consolidated affiliates as of December 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of General Electric Company.


KPMG Peat Marwick LLP
Stamford, Connecticut

March 21, 1997